Exhibit 99.1

Inotiv, Inc. Announces Proposed Public Offering of Common Shares

WEST LAFAYETTE, IN, April 20, 2021 – Inotiv, Inc. (NASDAQ:NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services, today announced that it intends to offer and sell its common shares in an underwritten public offering. In connection with this proposed offering, the Company expects to grant the underwriter a 30-day option to purchase up to an additional 15% of the common shares to be sold in the proposed offering at the public offering price, less the underwriting discount. The proposed offering is subject to market and other conditions, and there can be no assurance as to whether or when the proposed offering may be completed, or as to the actual size or terms of the proposed offering. All of the shares are being offered by the Company.

The Company intends to use the net proceeds from the offering, together with its existing cash and cash equivalents, amounts available under its existing credit facilities and any new debt financing, to finance the aggregate cash consideration of approximately $40.5 million for the acquisitions of Bolder BioPATH, Inc. and HistoTox Labs, Inc. The Company may also use the net proceeds to pay a portion of the purchase price of approximately $4.7 million for the Company’s St. Louis facility, contingent on the Company receiving financing and obtaining related business incentives. The Company intends to use the remaining net proceeds of the offering, if any, for working capital and other general corporate purposes, which may include acquisitions or investments in complementary businesses, technologies or other assets, although the Company has no present commitments or agreements to do so (other than with respect to the Bolder BioPATH, Inc. and HistoTox Labs, Inc. acquisitions).

Colliers Securities LLC is acting as Bookrunner and Sole Underwriter.

The common shares will be issued pursuant to an effective shelf registration statement and base prospectus that was declared effective by the Securities and Exchange Commission (the “SEC”) on March 1, 2021. The common shares may only be offered by means of a prospectus. A preliminary prospectus supplement and accompanying prospectus have been filed with the SEC and are available on the SEC’s website at www.sec.gov. The final terms of the proposed offering will be disclosed in a final prospectus supplement to be filed with the SEC. Copies of the preliminary prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting Colliers Securities LLC, 90 South Seventh Street, Suite 4300, Minneapolis, Minnesota 55402 or by email at prospectus@colliers.com.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About the Company

Inotiv, Inc., is a pharmaceutical development company providing contract research services and monitoring instruments to emerging pharmaceutical companies and the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. The Company’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit inotivco.com for more information about the Company.

This release contains forward-looking statements, including, but not limited to, expectations regarding completion, timing and size of our proposed public offering of common shares, that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to our proposed public offering, changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, the impact of the COVID-19 pandemic on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address the pandemic, which may precipitate or exacerbate other risks and/or uncertainties and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Kalle Ahl, CFA
(765) 497-8381	(212) 836-9614
btaylor@inotivco.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com